Exhibit 4



                  MANAGEMENT SERVICES AGREEMENT


          THIS MANAGEMENT SERVICES AGREEMENT (as it may be amended, supplemented or otherwise modified from time to time, the "Agreement") is entered into as of January 31, 1997 among WEI ACQUISITION CO., a Delaware corporation (the "Company"), ALVAREZ & MARSAL, INC., a New York corporation ("A&M"), A&M INVESTMENT ASSOCIATES #3, LLC, a Delaware limited liability company (the "Affiliate"), ANTONIO C. ALVAREZ II, an individual ("Alvarez"), and CERBERUS PARTNERS, L.P., a Delaware limited partnership, as Agent under that certain Credit Agreement dated June 11, 1992, as amended ("Cerberus") with respect to Sections 2(c) and 8 only, and shall bind the SUPPORT EMPLOYEES (as hereinafter defined), each an individual.

          WHEREAS, pursuant to the Debtors' First Amended Chapter 11 Plan, as Revised for Technical Corrections dated October 4, 1996 and Supplemental Amendments on December 2, 1996 and December 13, 1996 (the "POR"), and an Asset Purchase Agreement dated as of January 31, 1997 (the "Asset Purchase Agreement"), the Company will acquire substantially all of the assets of Wherehouse Entertainment, Inc., and its parent, WEI Holdings, Inc., which companies are debtors and debtors-in-possession (collectively, the "Debtors"), in Case No. 95-911 (HSB) (Jointly Administered) (the "Bankruptcy Case") in the United States Bankruptcy Court for the District of Delaware (the "Bankruptcy Court");

          WHEREAS, A&M, Cerberus and the other holders of the Senior Lender Claims (as defined in the POR) have previously entered into a letter agreement dated as of October 14, 1996 (the "Interim Management Agreement"), pursuant to which the holders of the Senior Lender Claims, in anticipation of this Agreement agreed to pay A&M, and A&M agreed to analyze the transactions contemplated by the POR and to provide for a smooth management transition to the arrangement contemplated by this Agreement;

          WHEREAS, the Company desires to retain A&M, Alvarez and the Support Employees to provide their services to the Company upon termination of the Interim Management Agreement;

          NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Retention. The Company hereby retains A&M, and its employee, Alvarez, and the Support Employees, and A&M, Alvarez and the Support Employees hereby agree to perform services for the Company, upon the terms and subject to the conditions hereinafter set forth.

2.        Term, Renewal.

                    (a)       Original Term.  Subject to the
                         provisions of Sections 7 and 8 and
                         Section 2(c) below, the original term
                         (the "Original Term") of this Agreement
                         shall commence (the "Commencement Date") effective as of the date on which the POR becomes effective and shall, unless extended pursuant to Section 2(b), terminate on October 14, 1998, or the date this Agreement is earlier terminated in accordance with its terms (the date of termination of this Agreement in accordance with this paragraph being referred to as the "Termination Date").

                    (b)       Extension.  At least six months
                         prior to the expiration of the Original
                         Term, A&M and the Company shall notify
                         the other as to whether it desires to
                         extend the Original Term.  If both A&M
                         and the Company desire to extend the
                         Original Term, they will promptly
                         commence and pursue good faith
                         negotiations regarding the terms and
                         conditions of such extension.  If either
                         A&M or the Company does not desire to
                         extend the Original Term, or if the
                         parties are unable to reach agreement on the terms and conditions under which the Original Term shall be extended, each of A&M and the Company shall use its best efforts and shall provide full cooperation to the other in making a smooth transition in the management of the Company to the new management selected by the Company. If so terminated by expiration of the Original Term, except as provided in Section 6(d) and except for accrued but unpaid fees due to A&M pursuant to Section 4(a) and amounts due pursuant to Section 5, neither party shall have any further obligation to the other hereunder.

                    (c)       Reimbursement of Senior Lenders.
                         Notwithstanding Section 2(a) above, this
                         Agreement shall not be effective unless
                         and until Cerberus shall have received
                         from the Company an executed
                         Reimbursement Letter Agreement in the
                         form attached hereto as Exhibit A.

3.        Services.

                    (a)       A&M Personnel.  During the term of
                         this Agreement:  (i) A&M shall furnish
                         the services of, and the Company shall
                         accept the services of, Alvarez, who
                         shall serve as the Company's Chairman of the Board and Chief Executive Officer and shall report to the Company's Board of Directors; (ii) Alvarez shall serve as a full-time officer of the Company and devote substantially all of his business time, energy and abilities to the business, affairs and interest of the Company and shall perform the services contemplated by this Agreement in accordance with policies established by and under the direction of the Company's Board of Directors; (iii) A&M shall from time to time furnish the services of such other employees of A&M (the "Support Employees") as A&M shall determine to be necessary to provide sufficient assistance and support to Alvarez in the performance of his duties hereunder; and (iv) notwithstanding the foregoing, the parties acknowledge and agree that each of Alvarez and each Support Employee shall be permitted to render limited services to other A&M clients and to otherwise function as an A&M consultant to such clients who are not, in the reasonable judgment of the Company's Board of Directors, in direct or indirect competition with the Company or any of its affiliates; provided that his and their rendering of such services and functioning as such consultants does not in the Company's reasonable judgment interfere in any significant respect with their duties hereunder; and provided further that neither Alvarez nor any of the Support Employees who are assigned on a full-time or substantially full-time basis to the Company shall be assigned on an ongoing basis to, nor act as the principal consultant in any other A&M consulting engagement during the term of this Agreement. During the term of this Agreement, Alvarez and the Support Employees, as officers of the Company, shall owe a fiduciary duty to the Company and shall perform their respective duties in accordance with such fiduciary duty and the responsibilities of their various offices.

                    (b)       Duties of Alvarez.  Alvarez agrees
                         to observe and comply with the policies
                         of the Company as adopted by the
                         Company's Board of Directors respecting
                         the performance of Alvarez's duties and
                         agrees to carry out and perform orders,
                         directions and policies of the Company
                         and its Board of Directors as they may
                         be, from time to time, stated either
                         orally or in writing.

                    (c)       No Benefits.  The parties
                         acknowledge and agree that:  (i) by
                         furnishing the services of Alvarez and
                         the Support Employees, A&M is
                         functioning as an independent contractor to the Company; (ii) Alvarez and the Support Employees are and shall remain employees of A&M, and A&M retains the right (subject to the terms hereof) to direct and control the performance of Alvarez and the Support Employees and is solely responsible for the payment of salary, employee benefits and any other employee compensation due Alvarez and the Support Employees and for all applicable federal, state and local tax withholding with respect to compensation and benefits payable to them under this Agreement or otherwise; (iii) the compensation set forth in Section 4 and the reimbursement of expenses set forth in Section 5 shall be exclusive and Alvarez and the Support Employees shall not participate in or be eligible to participate in any compensation or benefit plan or perquisite of the Company; and (iv) all amounts of cash, and other compensation, including stock and stock options, paid to Alvarez or any Support Employees pursuant to this Agreement are being paid to and received by Alvarez and such Support Employees solely as nominees for and on behalf of A&M and not for their own account.

4.        Fees; Sale of Stock; Issuance of Options.

                    (a)       Fees.  In consideration for the
                         services of A&M, Alvarez and the Support
                         Employees, for the account, and on
                         behalf of A&M hereunder, the Company
                         shall pay A&M during the term of this
                         Agreement a management fee of $50,000
                         (or a pro-rated portion thereof) per
                         month irrespective of the number of
                         Support Employees provided by A&M to the Company; provided, that the Company's obligation to pay such compensation may be accelerated or terminated in accordance with Sections 7 or 8.

                    (b)       Sale of Stock.

               (1) Number of Shares. On the Commencement Date, and pursuant to a Stock Subscription Agreement in the form attached hereto as Exhibit B (the "Stock Subscription Agreement"), the Company shall issue and sell to the Affiliate and the Affiliate shall purchase, 1,100,000 shares (the "A&M Shares") of the Company's Common Stock, par value $0.01 per share (the "Common Stock"), subject to upward or downward adjustment based on the total number of Shares issued pursuant to the POR (the "Plan Shares") other than upon exercise of the Warrants, as defined in the POR (the "Warrants"), such that after the issuance of the Plan Shares and the A&M Shares, the A&M Shares shall equal ten percent (10%) of the sum of the Plan Shares and the A&M Shares.

               (2) Purchase Price. The purchase price for the A&M Shares (the "Purchase Price") shall be $6,340,000.

               (3) Payment. Payment for the A&M Shares shall be made in accordance with the following procedure: (i) the Company shall make a loan of $5,340,000 to Alvarez and Alvarez shall execute and deliver to the Company the Alvarez Promissory Note in the form attached hereto as Exhibit C to evidence such loan (the "Alvarez Promissory Note"); (ii) Alvarez shall make a loan of $5,340,000 to the Affiliate, which loan shall be a non-recourse loan secured by the A&M Shares; (iii) the Affiliate shall pay to the Company $6,340,000 in cash via federal wire transfer as the purchase price for the A&M Shares, and in exchange therefor, the Company shall issue to the Affiliate a stock certificate representing the A&M Shares, registered in the name of the Affiliate in the stock ledger of the Company; (iv) Alvarez shall instruct the Affiliate to, and the Affiliate shall, execute and deliver to the Company a Secured Recourse Promissory Note in the aggregate principal amount of $335,000 in the form attached hereto as Exhibit D (the "Recourse Promissory Note"), a Secured Non-Recourse Promissory Note in the aggregate principal amount of $5,005,000 in the form attached hereto as Exhibit E (the "Non-Recourse Promissory Note"; and together with the Recourse Promissory Note, the "Promissory Notes"), a Stock Pledge Agreement in the form attached hereto as Exhibit F (the "Stock Pledge Agreement") and the certificate for the A&M Shares, together with stock powers executed in blank, to be held by the Company pursuant to the terms of the Stock Pledge Agreement; and (v) in exchange for the actions taken by Alvarez and the Affiliate pursuant to clause (iv) above, the Company shall cancel the Alvarez Promissory Note and shall deliver such cancelled note to Alvarez.

               (4)  Voting Rights; Dividends.  After the
     Commencement Date, the Affiliate shall be entitled to dividends and other distributions, voting rights and other rights applicable to the Company's Common Stock in accordance with the terms of the Stock Pledge Agreement.

               (5) Restrictions on Transfer. The A&M Shares shall be subject to the transfer and other restrictions set forth in the Stock Subscription Agreement and the Stock Pledge Agreement; provided that such restrictions shall not limit the operation of Sections 7 and 8 of this Agreement.

               (6) Registration Rights. The Affiliate shall have the registration rights set forth in the Registration
     Rights Agreement attached hereto as Exhibit G.

                    (c)        Issuance of Options.  On the
                         Commencement Date, the Company and A&M
                         or the Affiliate shall issue and deliver to the other an executed counterpart of the Non-Transferrable Stock Option Agreement in the form attached hereto as Exhibit H (the "A&M Options").

5. Expenses and Facilities. During the term of this Agreement, the Company shall reimburse A&M, Alvarez and the Support Employees for all reasonable out-of-pocket expenses that Alvarez and the Support Employees incur in connection with services rendered hereunder, including the Travel Expenses (as defined below) and reasonable local living expenses, including the cost of renting apartments for Alvarez and the Support Employees, upon presentation from time to time of an itemized account of such expenses. Alvarez and the Support Employees shall work at the Company's corporate offices in Torrance, California, and the Company shall supply them with adequate facilities and support services. As used in this paragraph, "Travel Expenses" shall mean the costs of travel incurred by Alvarez and the Support Parties in the performance of their duties hereunder; provided that (i) in the case of Alvarez, air travel shall be (A) by business class seating if available, or first class seating if business class seating is not available, and (ii) in the case of the Support Employees, by business class seating, or coach class seating if business class seating is not available.

6.        Indemnification.

                    (a)       Indemnified Parties.  Except as
                         otherwise expressly provided in other
                         provisions of this Agreement, the
                         Company agrees to indemnify and hold
                         Alvarez, the Support Employees, A&M,
                         A&M's directors, officers, employees and agents and all of A&M's other affiliates (as that term is defined in Rule 144 under the Securities Act of 1933, as amended) (collectively, the "Indemnified Parties") harmless from and against any and all actions, claims, damages, and liabilities (and all actions in respect thereof and any legal or other expenses in giving testimony or furnishing documents in response to a subpoena or otherwise), including the costs of investigating, preparing or defending any such action or claim, whether or not in connection with litigation in which an Indemnified Party is a party, and as and when incurred, caused by, relating to, based upon or arising out of (directly or indirectly) such
                         Indemnified Party's acceptance of or the performance or non-performance of its material obligations under this Agreement; provided, however, that such indemnity shall not apply to any such action, claim, damage, liability or cost to the extent it is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) to have resulted from gross negligence or willful misconduct of that Indemnified Party or to constitute a breach of this Agreement.

                    (b)       Indemnification Demand.  If any
                         action, proceeding or investigation is
                         commenced for which an Indemnified Party proposes to demand such indemnification, it will notify the Company with reasonable promptness; provided, however, that any failure by an Indemnified Party to notify the Company will not relieve the Company from its obligations hereunder, except to the extent that such failure shall have prejudiced the defense of such action. The Company shall promptly pay or reimburse expenses reasonably and actually incurred by an Indemnified Party in defending or settling any action, proceeding or investigation in which an Indemnified Party is a party or is threatened to be made a party by reason of its relationship with the Company hereunder, in advance of the final disposition of such action, proceeding, or investigation upon submission of invoices therefor pursuant to this Agreement. A&M, on behalf of each Indemnified Party, hereby undertakes, and the Company hereby accepts its undertaking, to repay any and all such amounts so advanced if it shall ultimately be determined that such Indemnified Party is not entitled to be indemnified therefor. If any such action, proceeding, or investigation in which an Indemnified Party is a party is also against the Company or any of its subsidiaries, the Company may, in lieu of advancing the expenses of separate counsel for such Indemnified Party, provide such Indemnified Party with legal representation by the same counsel who represents the Company or its subsidiaries, as applicable, at no cost to such Indemnified Party; provided, however, that if such counsel or counsel to such Indemnified Party shall determine that due to the existence of actual or potential conflicts of interest between such Indemnified Party and any one or more of the Company or its subsidiaries, such counsel is unable to represent both the Indemnified Party and one or more of the Company or its subsidiaries, then the Indemnified Party shall be entitled to use separate counsel of its own choice, and, subject to the preceding sentence, the Company shall promptly pay the Indemnified Party's reasonable expenses of such separate counsel upon submission of invoices therefor. Nothing herein shall prevent any Indemnified Party from using separate counsel of its own choice at its own expense. The Company shall only be liable for settlements of claims against any Indemnified Party made with the Company's written consent, which consent shall not be unreasonably withheld.

                    (c)       Contribution If Indemnification
                         Provisions Not Enforced.  In order to
                         provide for just and equitable
                         contribution if a claim for
                         indemnification pursuant to these
                         indemnification provisions is made but
                         it is found in a final judgment by a
                         court of competent jurisdiction (not
                         subject to further appeal) that such
                         indemnification may not be enforced in
                         such case, even though the express
                         provisions hereof provide for
                         indemnification in such case, then the
                         Company, on the one hand, and the
                         Indemnified Party, on the other hand,
                         shall contribute to the amount paid or
                         payable as a result of the losses,
                         claims, damages, liabilities and costs
                         in such proportion as is appropriate to
                         reflect the relative fault of the
                         Company and Indemnified Party in
                         connection with the acts or omissions
                         which resulted in such losses, claims,
                         damages, liabilities and costs, as well
                         as any other relevant equitable
                         considerations.  The amount paid or
                         payable by a party as a result of the
                         losses, claims, damages and liabilities
                         and expenses referred to above shall be
                         deemed to include, subject to the
                         limitations set forth in Section 6(b)
                         above, any legal or other fees or
                         expenses reasonably incurred by such
                         party in connection with any
                         investigation or proceeding.  The
                         parties hereto agree that it would not
                         be just and equitable if the
                         contribution pursuant to this Section
                         6(c) were determined by pro rata
                         allocation or by any other method of
                         allocation which does not take into
                         account the equitable considerations
                         referred to in this Section 6(c).  No
                         person found liable for a fraudulent
                         misrepresentation shall be entitled to
                         contribution hereunder from any person
                         who is not also found liable for such
                         fraudulent misrepresentation.  The
                         aggregate amount of contribution from
                         A&M due under this Section 6 shall not
                         exceed the aggregate amount of
                         compensation received or receivable by
                         A&M and its affiliates under this
                         Agreement, including the monthly fees
                         referred to in Section 4(a) and the
                         difference between the Fair Market Value
                         (as defined in Section 7(e)) of any
                         shares of Common Stock purchased by it
                         or them pursuant to this Agreement and
                         the Stock Subscription Agreement, on the one hand, and the amount paid by A&M for such shares, including any shares purchased upon exercise of any A&M Option, on the other hand.

                    (d)       Indemnification Remains in Effect;
                         Limitations.  Neither termination nor
                         nonrenewal of this Agreement nor
                         completion of the retention of A&M,
                         Alvarez and the Support Employees
                         hereunder shall affect these
                         indemnification provisions, which shall
                         hereafter remain operative and in full
                         force and effect.

                    (e)       Indemnification Under Agreement Not
                         Exclusive; Limitation.  The rights
                         provided in this Section 6 shall not be
                         deemed exclusive of any other rights to
                         which the Indemnified Parties may be
                         entitled under the certificate of
                         incorporation and bylaws of the Company, any other agreements, any vote of stockholders or disinterested directors of the Company, any applicable law or otherwise, but shall nevertheless in all respects be limited to the maximum extent permitted by applicable law.

7. Termination. This Agreement shall be terminated prior to October 14, 1998 only as provided in this Section 7 and
     Section 8.

                    (a)       Termination by the Company for
                         Cause. The Company shall have the right to terminate this Agreement for cause at any time by giving written notice to A&M and Alvarez. The Company shall have "cause" if, prior to such termination,
                         (i) the Company's Board of Directors
                         makes a determination in good faith of
                         A&M's, Alvarez's or any Support
                         Employee's willful misconduct or breach
                         of fiduciary duty, (ii) any of A&M,
                         Alvarez or any Support Employee (the
                         "A&M Parties") commits any material act
                         of fraud, dishonesty, embezzlement or
                         misappropriation of funds or property in connection with the services rendered hereunder, or (iii) any of the A&M Parties commits a material breach of any of their respective obligations hereunder, and shall fail to remedy such breach within 30 days after having received written notice from the Company.

          If this Agreement is terminated by the Company for cause under this Section 7(a), then (i) the A&M Parties shall not be entitled to receive any further compensation under this Agreement, (ii) all unexercised A&M Options, whether or not then vested, shall expire, and (iii) the Company shall have the option, for a period of 12 months after such termination, to purchase all of shares of Common Stock then owned by A&M or the Affiliate at a purchase price equal to the lesser of the amount paid by A&M or the Affiliate for such shares of Common Stock or the Fair Market Value (as defined in Section 7(e) below) of such shares of Common Stock, which purchase price shall be applied and set-off first against the amounts outstanding under the Recourse Promissory Note and second against the amounts outstanding under the Non-Recourse Promissory Note, in each case, first to accrued interest and then to principal (such application being referred to as the "Required Application of Proceeds"). The Company shall provide A&M written notice of the Company's intention to exercise its option to purchase the Common Stock owned by A&M or the Affiliate under clause (iii) above prior to the expiration of the 12 month period referred to in clause (iii), and the closing of such purchase shall occur as soon as practically possible after the giving of such notice.

                    (b)       Termination by the Company Without
                         Cause; Constructive Termination;
                         Unconsented Change-in-Control.  The
                         Company shall have the right to
                         terminate this Agreement without cause
                         at any time.  If this Agreement is
                         terminated by the Company without cause
                         or if a Constructive Termination (as
                         defined below) shall occur prior to
                         October 14, 1998, then (i) A&M and/or
                         the Affiliate shall have the right to
                         require the Company to purchase from A&M and/or the Affiliate the shares of Common Stock then owned by A&M or the Affiliate, and the Company shall also have the option to purchase such shares of Common Stock from A&M and/or the Affiliate, in each case for a period of 3 months after such termination and at a sale or purchase price equal to the greater of the amount paid by A&M or the Affiliate for such shares of Common Stock or the Fair Market Value of such shares of Common Stock, which purchase or sale price shall be subject to the Required Application of Proceeds, (ii) A&M or the Affiliate, as the case may be, shall have the right to require the Company to purchase from A&M or the Affiliate, as the case may be, all unexercised A&M Options, whether or not then vested, and the Company shall also have the option to purchase all such A&M Options, in each case for a period of 3 months after such termination and at a sale or purchase price equal to the then Intrinsic Value (as defined in Section 7(e)) of such A&M Options, (iii) the Company shall pay A&M cash in a lump sum amount equal to $50,000 multiplied by the number of months (or portion thereof) remaining until October 14, 1998, (iv) the Company shall be relieved of any obligation under this Agreement to pay for the services of the A&M Parties for periods after such termination and (v) A&M shall be relieved of its obligations to provide services hereunder for periods after such termination; provided, however, that if such termination occurs in connection with a transaction that would qualify under Section 8 of this Agreement, then Section 8, rather than this Section, shall govern. For purposes of this Section 7(b), "Constructive Termination" shall mean the material diminution by the Board of Directors of the Company of the duties and responsibilities of Alvarez such that as so diminished Alvarez's duties and responsibilities shall be materially inconsistent with his title under this Agreement. The Company and A&M and/or the Affiliate, as the case may be, shall provide the other written notice of its intention to exercise its right to sell or purchase the Common Stock owned by A&M and/or the Affiliate or the A&M Options under clauses (i) and (ii) above prior to the expiration of the three month period referred to in such clauses and the closing of the purchase or sale of the Common Stock owned by A&M or the A&M Options, as the case may be, shall occur as soon as practically possible after the giving of such notice.

          If there shall occur a Change-in-Control (as defined below) on or prior to the first anniversary of the Commencement Date, and A&M shall provide written notice to the Company at least 30 days prior to the occurrence of such Change-in-Control (or within 10 days after the occurrence of the Change-in-Control if A&M had no prior notice thereof) that it does not consent to such Change-in-Control and if neither A&M nor Alvarez theretofore consented to or through Alvarez sponsored or voted in favor of such Change-in-Control, then this Agreement shall immediately terminate, and clauses (i) through (iv) and the last sentence of the immediately preceding paragraph shall apply; provided, however, that if a Change-in-Control occurs in connection with a transaction that would qualify under Section 8 of this Agreement, then Section 8, rather than this Section 7(b), shall govern. For purposes of this Agreement, a "Change-in-Control" shall mean a change in the membership of the Board of Directors of the Company such that a majority of the members of the Company's Board of Directors shall not have been nominated by either Cerberus Partners, L.P. or A&M or Alvarez or by at least a majority of persons who were any of their respective previously appointed nominees.

                    (c)       Termination by A&M.  If prior to
                         October 14, 1998, A&M terminates or
                         breaches this Agreement other than an
                         account of a Constructive Termination or Alvarez terminates his employment by A&M or resigns as Chairman of the Board of Directors of the Company or as Chief Executive Officer of the Company for any reason, then (i) all unexercised A&M Options, whether or not then vested, shall expire, (ii) the Company shall have the option for a period of 12 months after any such event to purchase all of the shares of Common Stock then owned by A&M or the Affiliate at a purchase price equal to the lesser of the amount paid by A&M or the Affiliate for such shares of Common Stock or the Fair Market Value of such shares of Common Stock, which purchase price shall be subject to the Required Application of Proceeds, and (iii) the Company shall have no obligation to pay for the services of the A&M Parties for periods after any such event. The Company shall provide A&M written notice of the Company's intention to exercise its option to purchase the Common Stock owned by A&M or the Affiliate under clause (ii) above prior to the expiration of the 12 month period referred to in clause (ii), and the closing of such purchase shall occur as soon as practically possible after the giving of such notice.

                    (d)       Termination Due to Death or
                         Disability of Alvarez.  The Company
                         shall have the right to terminate this
                         Agreement at any time by giving notice
                         to A&M and Alvarez (if not deceased) if
                         Alvarez dies or is disabled.  For
                         purposes of this Agreement, Alvarez
                         shall be deemed to be disabled if any
                         ailment, illness or other physical or
                         mental incapacity has prevented, or in
                         the opinion of a medical physician or
                         psychiatrist selected by the Company and acceptable to A&M will prevent, Alvarez from performing his duties as specified in this Agreement for a period of 60 days during any 180-day period or 90 days in any 360-day period. If the Company shall terminate this Agreement in accordance with this Section 7(d), then (i) A&M or the Affiliate, as the case may be, shall have the right to require the Company to purchase from A&M or the Affiliate, as the case may be, all vested and unexercised A&M Options, and the Company shall also have the option to purchase all such A&M Options, in each case for a period of 6 months after such termination and at a sale or purchase price equal to the then Intrinsic Value of such A&M Options,
                         (ii) A&M and/or the Affiliate shall have the right to require the Company to purchase from A&M and/or the Affiliate the shares of Common Stock then owned by A&M or the Affiliate, and the Company shall also have the option to purchase such shares of Common Stock from A&M and the Affiliate, in each case for a period of 6 months after such termination and at a sale or purchase price equal to the then Fair Market Value of such shares of Common Stock, which purchase price shall be subject to the Required Application of Proceeds, and (iii) the Company shall be relieved of any obligation under this Agreement to pay for the services of the A&M Parties for periods after such termination. The Company and A&M shall provide the other written notice of its intention to exercise its right to sell or purchase the Common Stock owned by A&M or the Affiliate or the A&M Options, as the case may be, under clauses (i) and (ii) above prior to the expiration of the three month period referred to in such clauses and the closing of the purchase or sale of the Common Stock owned by A&M or the Affiliate or the A&M Options, as the case may be, shall occur as soon as practically possible after the giving of such notice.

                    (e)       Definition of Fair Market Value and
                         Intrinsic Value.  For purposes of this
                         Agreement, the "Fair Market Value" of
                         any shares of Common Stock shall mean an amount agreed to by A&M and the Company as being the fair market value of such shares of Common Stock as of the date of termination. If A&M and the Company are unable to agree on the fair market value of the Common Stock, the "Fair Market Value" of the Common Stock shall equal an amount therefor determined by a majority vote of three independent valuation firms, one each selected by A&M and the Company and the third (the "Third Appraiser") selected by the two independent valuation firms selected by A&M and the Company. If two of the three appraisers cannot agree on the Fair Market Value, the determination of the Third Appraiser shall control. Each of A&M and the Company shall pay the fees and expenses of the appraiser selected by it. The fees and expenses of the Third Appraiser shall be paid (i) solely by the party whose appraiser's determination of the Fair Market Value deviates by more than 10% from that of the Third Appraiser, or (ii) equally by A&M and the Company if the determination of both of the appraisers selected by them deviates by more or less than 10% from that of the Third Appraiser. The "Intrinsic Value" of the A&M Options shall mean the difference between the then Fair Market Value of the Common Stock and the applicable exercise price of the A&M Options.

8. Sale of the Company During the First Year. If, prior to the first anniversary of the Commencement Date (x) (1) all or at least 80% of the assets of the Company are sold in a single or series of related transactions other than in the ordinary course of business, or (2) a majority of the shares of Common Stock held by Cerberus are sold to an unaffiliated entity in a single transaction or series of related transactions (such sale of stock being a "Majority Sale") or
     (3) there shall occur a merger, consolidation or other form of reorganization or series of related reorganizations, and
     (y) after giving effect to such transaction or transactions, the level of Cerberus' ownership interest in the surviving entity (including a group of affiliated surviving entities) shall be less than one-half of the level of Cerberus' ownership interest in the Company immediately prior to such transaction or series of transactions, and A&M shall have provided written notice to the Company at least 30 days prior to the occurrence of any such transaction or transactions (or within 10 days after the occurrence of any such transaction or transactions if A&M had no prior notice thereof) that it does not consent to such transaction or transactions, and if neither A&M nor Alvarez theretofore consented to or through Alvarez sponsored or voted for such transaction or transactions, then (i) this Agreement shall immediately terminate, (ii) the Company shall pay to A&M $1,500,000 in cash, except that in the case of a Majority Sale in which neither of the events described in clauses
     (x)(1) and (x)(3) above has occurred, Cerberus shall pay A&M $1,500,000 in cash, (iii) other than in the case of a Majority Sale, all unexpired and unvested A&M Options shall immediately vest and be subject to the provisions of Sections 8(k) and (l) of the A&M Option Agreement, (iv) in the case of a Majority Sale, all unexpired and unvested A&M Options shall immediately vest and the shares of Common Stock then owned by A&M, and the shares of Common Stock subject to the A&M Options as so vested, shall all be subject to tag along and drag along rights and duties on terms and conditions set forth in Exhibit I attached hereto (with the proceeds received upon the exercise of such rights being applied as set forth in Exhibit I), and all A&M Options not sold pursuant to the exercise of such tag along and drag along rights shall immediately expire, and (v) the Company will be relieved of any obligation under this Agreement to make payment for the services of Alvarez or the Support Employees for periods after the closing of the Majority Sale.

9.        General.

                    (a)       Amendment.  No modification or
                         amendment of, or waiver under, this
                         Agreement shall be valid unless in
                         writing and signed by each of the
                         parties hereto.

                    (b)       Binding Agreement.  This Agreement
                         shall inure to the benefit of and be
                         binding upon the parties hereto and
                         their respective successors and assigns.

                    (c)       Authorization.  Each of the Company
                         and the A&M Parties represents and
                         warrants that its execution, delivery
                         and performance of this Agreement has
                         been duly authorized by all necessary
                         corporate action.

                    (d)       Governing Law.  This Agreement
                         shall be governed by and construed in
                         accordance with the internal laws of the State of New York without regard to conflict of law principles.

                    (e)       Severability.  If any term,
                         provision, covenant or restriction
                         herein is held by a court of competent
                         jurisdiction to be invalid, void or
                         unenforceable, the remainder of the
                         terms, provisions, covenants and
                         restrictions of this Agreement shall
                         remain in full force and effect and
                         shall in no way be affected, impaired or invalidated thereby.

                    (f)       Notices.  All notices, requests,
                         demands and other communications
                         hereunder shall be in writing and shall
                         be deemed to have been duly given when
                         delivered personally or sent by
                         overnight courier express service or two days after having been deposited in the United States mail, registered or certified, return receipt requested, postage prepaid, addressed as follows:

          (1)  If to the A&M Parties, to:

               Alvarez & Marsal, Inc.
               885 Third Avenue, Suite 1700
               New York, New York  10022-4802
               Attention:  Antonio C. Alvarez II

          (2)  If to the Company, to:

               19701 Hamilton Avenue
               Torrance, California  90502-1334
               Attention:  Henry Del Castillo

               with a copy to:

               O'Melveny & Myers LLP
               400 South Hope Street
               Los Angeles, California  90071
               Attention:     Ben H. Logan, Esq. and
                              C. James Levin Esq.

               and a copy to:

               Cerberus Partners, L.P.
               950 Third Avenue
               New York, New York  10022
               Attention:  Robert Davenport

or to such other address or addresses as each of the parties hereto may communicate in writing to the other. Written notice given by any other method shall be deemed effective only when actually received by the party to whom given.

                    (g)       Tax Indemnification.  A&M, Alvarez
                         and each Support Employee agree jointly
                         and severally to indemnify and hold the
                         Company harmless against and reimburse
                         the Company on demand for any federal,
                         state or local taxes, workers
                         compensation, health or disability
                         benefits, and any penalties and interest thereon, payable by or on behalf of the Company in respect of the services of A&M, Alvarez and the Support Employees furnished to the Company pursuant to this Agreement.

                    (h)       Entire Agreement.  This Agreement
                         contains the entire understanding of the parties hereto respecting the subject matter hereof and supersedes all prior discussions and understandings.

                    (i)       Confidentiality; Agreement of A&M
                         Not to Solicit Employees or Compete.
                         The A&M Parties acknowledge that none of them or any of their agents or employees will at any time prior to or during the term of this Agreement and thereafter, directly or indirectly, use for his or their own account or disclose any Confidential Information (as hereinafter defined) to any person, firm or corporation other than authorized officers, directors and employees of the Company or its subsidiaries and, to the extent necessary in connection with the services provided hereunder, to A&M personnel who in Alvarez's good faith judgment have a need to be familiar with or aware of the Confidential Information in order to perform their responsibilities to the Company and who are bound by the terms of this Agreement. As used herein, Confidential Information of the Company means information of any kind, nature or description which is disclosed to or otherwise known to the A&M Parties as a direct or indirect consequence of their association with the Company (which information is not generally known in the businesses in which the Company is engaged or otherwise publicly available) or which information relates to specific investment opportunities within the scope of the Company's business which were considered by the A&M Parties or the Company prior to or during the term of this Agreement. During a period of two years following the termination of this Agreement, the A&M Parties shall not induce any employee of the Company or its subsidiaries to terminate his or her employment by the Company or its subsidiaries in order to obtain employment with any person, firm or corporation. In addition, for a period of 12 months following the termination of this Agreement, neither A&M nor Alvarez shall serve as an officer, director, employee of or consultant to any entity that has retail locations that compete in the sale and rental of prerecorded music and video products and electronic games and computer programs with the Company's retail locations in markets that account for more than 25% of the then current number of the Company's retail locations; provided that the foregoing shall not prohibit A&M or Alvarez from serving as an officer, director, employee of or consultant to any entity that does directly so compete with the Company but whose lines of products that directly or indirectly compete with the Company do not exceed 15% of such entity's gross revenues. For the purposes of this paragraph one retail location shall be deemed to be in the same market with another if the two locations are within 10 miles of each other.

                    (j)       Specific Performance.  The parties
                         hereto agree that the services to be
                         rendered by A&M and Alvarez pursuant to
                         this Agreement, and the rights and
                         privileges granted to Company pursuant
                         to this Agreement, and the rights and
                         privileges granted to A&M and Alvarez by virtue of Alvarez' position, are of a special, unique, extraordinary and intellectual character, which gives them a peculiar value, the loss of which cannot be reasonably or adequately compensated in damages in any action at law, and that a breach by A&M and Alvarez of any of the terms of this Agreement will cause the Company great and irreparable injury and damage. A&M and Alvarez hereby expressly agrees that the Company shall be entitled to the remedies of injunction, specific performance and other equitable relief to prevent a breach of this Agreement by A&M and Alvarez. This subsection shall not be construed as a waiver of any other rights or remedies which the Company may have for damages or otherwise. Such remedies and all other remedies provided for in this Agreement shall, however, be cumulative and not exclusive and shall be in addition to any other remedies that a party may have under this Agreement.

                    (k)       Assignment.  This Agreement may not
                         be assigned A&M or Alvarez without the
                         written consent of the Company.

                    (l)       Right of Set-Off.  In addition to
                         any rights now or hereafter granted
                         under applicable law and not by way of
                         limitation of any such rights, upon the
                         occurrence of a default by A&M, Alvarez
                         or any Support Employee under this
                         Agreement, the Promissory Notes or
                         otherwise, the Company is hereby
                         authorized by A&M, Alvarez and the
                         Support Employees at any time or from
                         time to time, without notice to A&M,
                         Alvarez or any Support Employee, any
                         such notice being hereby expressly
                         waived, to set off against any amounts
                         owed to A&M and to appropriate and to
                         apply any and all deposits (including,
                         but not limited to, the Promissory Notes and the stock certificate for the A&M Shares) to any indebtedness or other obligation owing by A&M, Alvarez or any Support Employee to the Company.

          IN WITNESS THEREOF, the parties have executed this Agreement as of the day and year first above written.


                              ALVAREZ & MARSAL, INC.


                              By: _____________________________
                              Its: ____________________________



                              A&M INVESTMENT ASSOCIATES #3, LLC


                              By: _____________________________
                              Its: ____________________________



                              ANTONIO C. ALVAREZ


                              _________________________________



                              WEI ACQUISITION CO.


                              By: _____________________________
                              Its: ____________________________


Accepted and agreed with respect
to Sections 2(c) and 8 only:


CERBERUS PARTNERS, L.P.

By: _________________________________
     Its: General Partner